Exhibit 99.1
InfuSystem Holdings, Inc.
31700 Research Park Drive Madison Heights, MI 48071 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum

Lytham Partners, LLC

602-889-9700

InfuSystem Holdings, Inc. Reports SECOND QUARTER 2018 Financial REsults

“Positive Performance as a Result of Strategic Initiatives Continues”

MADISON HEIGHTS, MICHIGAN, August 14, 2018—InfuSystem Holdings, Inc. (NYSE American LLC: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, today reported financial results for the second quarter ended June 30, 2018.

Commenting on the second quarter, Richard DiIorio, Chief Executive Officer of InfuSystem, said, “I am pleased to announce that InfuSystem has continued to make progress on its strategic initiatives, most notably we have continued to grow sales profitably and build on our industry leadership as the “Trusted Partner for Infusion Care”. Net loss for the quarter was $0.5 million, an improvement of 54% over our second quarter 2017 net loss of $1.1 million. Adjusted EBITDA (“AEBITDA”) (a non-GAAP financial measure) was $3.2 million for the quarter and $6.7 million for the six months ended June 30, 2018 compared to $3.1 million for the prior year quarter and $4.5 million for the six months ended June 30, 2017. Total Debt was $25.2 million on June 30, 2018, compared to $32.2 million on June 30, 2017, a decrease of $7.0 million versus the prior year. Net Debt (total debt net of cash, a non-GAAP financial measure) was $22.9 million on June 30, 2018, compared to $32.1 million on June 30, 2017, a decrease of $9.2 million versus the prior year. Because of the successful reduction in net indebtedness, we have been able to begin aggressively pursuing opportunities to buy back shares, with substantial repurchases completed in recent weeks. We are focused on creating shareholder value while providing outstanding patient safety, clinical support, and biomedical service to our healthcare provider customers and our patients.”

Implementation of ASC 606:

Effective January 1, 2018, InfuSystem adopted, on a modified retrospective approach, Accounting Standards Codification Topic 606: Revenue from Contracts with Customers (“ASC 606”). The effect of this change is to remove from reported revenue, in this and future periods, the amount the Company recorded as a provision for doubtful accounts (“Bad Debt”) during such period. The adoption on a modified retrospective approach means that the Company will not restate its financials for the periods prior to the adoption of ASC 606.

In the second quarter of 2018, the adoption of ASC 606 resulted in a reclassification of $1.4 million. That amount, which previously would have been reported as provision for doubtful accounts on the Company’s income statement is instead reflected as a $1.4 million reduction in reported net revenues - rentals.

Second Quarter 2018 Overview:

●

Net revenues, including the implementation of ASC 606, totaled $16.4 million, a decrease of 3%, compared to second quarter 2017 net revenues of $16.9 million. Net revenues, absent the implementation of ASC 606, would have been $17.8 million, an increase of 5%, compared to the second quarter of 2017;

●

Gross profit, including the implementation of ASC 606, was $9.6 million, a decrease of $0.8 million, or 8%, compared to the second quarter of 2017. Gross profit, absent the implementation of ASC 606, would have been $10.9 million, an increase of 6% over the second quarter of 2017;

●	Selling expenses increased less than $0.1 million year-over-year, or 1%, to $2.3 million;
●	General and administrative (“G&A”) expenses decreased $0.2 million, or 2%, to $6.3 million;
●	Net loss was $0.5 million, or $0.02 loss per diluted share, a 54% improvement from a net loss of $1.1 million, or $0.05 loss per diluted share, in the second quarter of 2017; and,
●	AEBITDA increased $0.1 million, or 4%, from the second quarter of 2017.

Management Discussion

Mr. DiIorio continued, “InfuSystem’s board of directors and management team continue to focus on our strategy to create value for shareholders while ensuring superior care and service to our customers. Looking toward the second half of the year, we are eager to have the opportunity to execute without the distractions of factors external to our business. With the recent amendment to our credit facility, we believe we are well positioned to execute on our strategy.”

“One of the measures of our continuing progress is the growth in our business at the top line. Before taking into account the reporting effect of ASC 606, revenues for the second quarter grew 5% over the prior year period. This comes after strong growth in the previous two quarters. InfuSystem continues to generate substantial positive cash flow which we have used, and will continue to use, for the repurchase of our stock and reinvestment in our operations.”

Second Quarter Results

Gregory Schulte, Chief Financial Officer, said, “Our continuing efforts to better manage our pump fleet, improve net revenues and collections from our third-party payors, reduce expenses, and generally improve our operating efficiencies have allowed InfuSystem to generate strong positive operating cash flows. We have made great progress in improving the Company’s operations in all these areas and believe we will continue to build on this momentum.”

The net loss of $0.5 million in the second quarter of 2018 compared to a net loss of $1.1 million in the same prior year period, or a 54% improvement. AEBITDA was $3.2 million, compared to AEBITDA of $3.1 million for the same prior year period, or a 4% increase versus the second quarter of 2017.

Net revenues in the second quarter of 2018 were $16.4 million, a $0.5 million decrease, or 3%, compared to $16.9 million in the second quarter of 2017. Net revenues were impacted by the $1.4 million reclassification from Bad Debt to net revenues - rentals during the 2018 period. Absent the implementation of ASC 606, total net revenues would have been $17.8 million, a $0.9 million increase, or 5%, compared to the same prior year period. In addition, net revenues - rentals, absent the implementation of ASC 606, would have been $15.5 million, an increase of $0.6 million, or 5%, compared to the same prior year period and net revenues from product sales were $2.4 million, an increase of $0.2 million, or 9%, compared to the same period of 2017.

Gross profit for the second quarter of 2018 was $9.6 million, a decrease of 8%, compared to $10.3 million for the same prior year period. As a percentage of net revenues, gross profit was 58% of total net revenues in the second quarter of 2018, compared to 61% in the comparable prior year quarter. Gross profit was impacted by the $1.4 million reclassification from Bad Debt to net revenues - rentals during the second quarter of 2018. Absent the implementation of ASC 606, gross profit would have been $10.9 million, an increase of $0.6 million, or 6%, compared to the same prior year period.

With the implementation of ASC 606 in 2018, there is no longer an amount recorded for Bad Debt expense for the quarter (as it is recorded against revenues). As such, Bad Debt expense decreased by $1.3 million from the second quarter of 2017.

Amortization of intangible assets for the quarter ended June 30, 2018 was $1.2 million, a decrease of $0.2 million compared to the same prior year period, attributable to the asset impairment of some internally developed, internal-use software projects that was recorded in the fourth quarter of 2017, thus, the related amortization of those projects no longer existed during 2018.

During the quarter ended June 30, 2018, selling and marketing expenses were $2.3 million, an increase of less than $0.1 million, or 1%, compared to the same prior year period, slightly less than the growth in net revenue.

During the quarter ended June 30, 2018, G&A expenses were $6.3 million, a decrease of $0.2 million, or 2%, from $6.4 million for the quarter ended June 30, 2017. The decrease in G&A expenses versus the comparable prior year period was primarily due to decreases in capital lease retirement charges of $0.3 million and outside services expense of $0.3 million, partially offset by an increase in employee compensation related expenses of $0.3 million and legal fees and shareholder costs of $0.1 million. The increase in employee compensation expenses was primarily attributable to a $0.5 million net increase in incentive bonus accrual, $0.2 million of salaries and related expenses and $0.1 million of stock appreciation rights and stock compensation expense. These increases were partially offset by a $0.5 million decrease in severance costs.

During the three months ended June 30, 2018, we recorded other expense of $0.3 million, which was $0.1 million less than the prior year quarter primarily due to decreased interest expense on lower debt balances.

During the three months ended June 30, 2018, the Company recorded an expense provision for income taxes of less than $0.1 million. The income tax provision relates principally to the Company’s state and local taxes and foreign operations in Canada. During the three months ended June 30, 2017, the Company recorded a benefit from income taxes of $0.4 million.

Financial Condition

Net cash provided by operating activities for the six months ended June 30, 2018 was $4.8 million compared to cash provided by operating activities of $1.2 million for the six months ended June 30, 2017. This increase was primarily attributable to the cash flow effect of the operating improvements resulting in a reduced net loss from the first half of 2017 versus the first half of 2018, net improvements in accounts receivable and the effect of non-cash transactions as an adjustment to net income, including deferred income taxes.

Net cash used in investing activities was $1.0 million for the six months ended June 30, 2018 compared to cash provided by investing activities of $0.7 million for the six months ended June 30, 2017. The decrease was due to a $0.7 million decrease in cash proceeds from the sales of medical equipment and a $1.2 million increase in cash used to purchase medical equipment, which was partially offset by a decrease in cash used to purchase plant and equipment of $0.2 million. The timing of the sales of medical equipment varies from year-to-year and accounts for the unfavorable proceeds year-to-date.

Net cash used in financing activities for the six months ended June 30, 2018 was $4.9 million compared to cash used in financing activities of $5.3 million for the six months ended June 30, 2017. The decrease in net cash used was primarily attributable to our decision to pay down our term loan debt in the first half of 2018 compared with our cash proceeds from borrowings under our revolving credit facility in the first half of 2017 and the decision to pay down a majority of our capital lease obligations during the first half of 2017.

As of June 30, 2018, we had cash and cash equivalents of $2.4 million and $9.2 million of availability on our revolving credit facility compared to $3.5 million of cash and cash equivalents and $9.2 million of availability on our revolving credit facility at December 31, 2017.

On March 12, 2018, our Board of Directors approved a stock repurchase program authorizing the Company to repurchase up to one million shares of the Company’s outstanding stock, subject to market conditions, the periodic capital needs of the Company’s operating activities, and the continued satisfaction of all covenants under the Company’s existing credit agreement. As of June 30, 2018, $1.3 million of the availability under our credit facility could be used to fund stock repurchases. This restriction was eliminated subsequent to the end of the quarter with the Company’s fourth amendment to the credit agreement on July 31, 2018.

As further described in the notes to the financial statements included in the Company’s Form 10-Q for the quarter ended June 30, 2018, on July 31, 2018 InfuSystem amended its credit agreement to allow for, among other things, a loan to the Company for the repurchase of capital stock from a specific group of investors for an aggregate purchase price of up to $8.6 million and capital expenditure financing to the Company for the sole purpose of purchasing medical equipment for an aggregate purchase price of up to $6.4 million.

Also as further described in the footnotes to the financial statements included in the Company’s Form 10-Q for the quarter ended June 30, 2018 filed, on July 31, 2018 the Company, an individual shareholder, his affiliates, and a second shareholder entered into two separate stock purchase agreements for the purchase by the Company of the shares of its common stock cumulatively owned by the sellers for an aggregate amount of approximately $8.8 million. These purchases were funded with proceeds from the amended credit facility, which the amendment was entered into on the same day, as well as cash-on-hand.

Conference Call

The Company will conduct a conference call for investors on Tuesday, August 14, 2018 at 4:30 p.m. Eastern Time to discuss second quarter results. Richard DiIorio, Chief Executive Officer, and Gregory Schulte, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. The conference call may also include a discussion of Company developments, forward-looking statements and other material information about business and financial matters. To participate in this call, please dial in toll-free (877) 270-2148 or (412) 902-6510. Additionally, a Web replay will be available on the Company’s website for 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10123220, through August 21, 2018.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in the appendixes attached in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada. The Company’s stock is traded on the NYSE American LLC under the symbol INFU.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-Q for the quarter ended June 30, 2018 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance, including the preliminary financial results contained in this press release. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the potential changes in overall healthcare reimbursement, including Centers for Medicaid and Medicare Services (“CMS”) competitive bidding and fee schedule reductions, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, the Company’s ability to implement information technology improvements and to respond to technological changes, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and the ability to comply with Credit Facility covenants, and other risks associated with its common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2017 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	June 30,	December 31,
(in thousands, except share data)	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$2,361	$3,469
Accounts receivable, less allowance for doubtful accounts of $6,215 and $6,514 at June 30, 2018 and December 31, 2017, respectively	9,892	11,385
Inventories	1,991	1,764
Other current assets	1,634	1,049
Total Current assets	15,878	17,667
Medical equipment held for sale or rental	1,646	1,567
Medical equipment in rental service, net of accumulated depreciation	22,154	23,369
Property & equipment, net of accumulated depreciation	1,540	1,633
Intangible assets, net	22,162	24,514
Other assets	137	131
Total assets	$63,517	$68,881
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,985	$5,516
Capital lease liability, current	238	505
Current portion of long-term debt	3,037	3,039
Other current liabilities	2,407	3,414
Total current liabilities	11,667	12,474
Long-term debt, net of current portion	21,961	25,352
Capital lease liability, long-term	-	33
Deferred income taxes	62	62
Other long-term liabilities	172	7
Total liabilities	$33,862	$37,928
Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,032,493 and 22,454,291, respectively, as of June 30, 2018 and 22,978,398 and 22,780,738, respectively, as of December 31, 2017	2	2
Additional paid-in capital	91,587	92,584
Retained deficit	(61,934)	(61,633)
Total Stockholders’ equity	29,655	30,953
Total liabilities and stockholders’ equity	$63,517	$68,881

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30		June 30
	2018	2017	2018	2017
Net revenues:
Rentals	$14,052	$14,769	$28,473	$29,906
Product Sales	2,363	2,173	4,425	4,690
Net revenues	16,415	16,942	32,898	34,596

Cost of revenues:
Cost of revenues — Product, service and supply costs	4,805	4,624	9,284	9,160
Cost of revenues — Pump depreciation and disposals	2,057	1,977	3,988	4,446

Gross profit	9,553	10,341	19,626	20,990

Selling, general and administrative expenses:
Provision for doubtful accounts	-	1,326	-	3,182
Amortization of intangibles	1,165	1,387	2,352	2,798
Selling and marketing	2,326	2,295	4,627	5,181
General and administrative	6,266	6,425	12,263	12,890

Total selling, general and administrative	9,757	11,433	19,242	24,051

Operating (loss) income	(204)	(1,092)	384	(3,061)
Other (expense) income:
Interest expense	(296)	(333)	(611)	(661)
Other income (expense)	1	(66)	(10)	(103)
Loss before income taxes	(499)	(1,491)	(237)	(3,825)
(Provision for) benefit from income taxes	(6)	385	(64)	1,241
Net loss	$(505)	$(1,106)	$(301)	$(2,584)

Net loss per share:
Basic and diluted	$(0.02)	$(0.05)	$(0.01)	$(0.11)
Weighted average shares outstanding:
Basic and diluted	22,703,415	22,740,050	22,751,318	22,710,470

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30

(in thousands)	2018	2017

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,803	$1,231

INVESTING ACTIVITIES
Purchase of medical equipment and property	(2,927)	(1,893)
Proceeds from sale of medical equipment and property	1,947	2,623
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(980)	730

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(3,708)	(24,419)
Cash proceeds from revolving credit facility	-	19,105
Debt issuance costs	-	(28)
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(5)	(28)
Common stock repurchased as part of Repurchase Program	(1,264)	-
Cash proceeds from stock plans	46	87
NET CASH USED IN FINANCING ACTIVITIES	(4,931)	(5,283)

Net change in cash and cash equivalents	(1,108)	(3,322)
Cash and cash equivalents, beginning of period	3,469	3,398
Cash and cash equivalents, end of period	$2,361	$76

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET LOSS TO ADJUSTED EBITDA:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2018	2017	2018	2017

GAAP net loss	$(505)	$(1,106)	$(301)	$(2,584)
Adjustments:
Interest expense	296	333	611	661
Income tax expense (benefit)	6	(385)	64	(1,241)
Depreciation	1,625	1,693	3,253	3,400
Amortization	1,165	1,387	2,352	2,798

Non-GAAP EBITDA	$2,587	$1,922	$5,979	$3,034

Stock related costs	265	178	391	318
Restatement Costs	-	-	-	28
Early termination fees for capital leases	-	302	-	302
Shareholder costs	147	176	147	200
Strategic alternatives and other costs	40	-	40	-
Exited facility costs	44	-	44	-
Management reorganization/transition costs	90	485	137	619

Non-GAAP Adjusted EBITDA	$3,173	$3,063	$6,738	$4,501

GAAP Net Revenues	$16,415	$16,942	$32,898	$34,596
Adjustments:
Bad Debt expense	1,433	-	3,337	-
Non-GAAP Adjusted Net Revenues	$17,848	$16,942	$36,235	$34,596
GAAP Gross Profit	9,553	10,341	19,626	20,990
Non-GAAP Adjusted EBITDA Margin	17.8%	18.1%	18.6%	13.0%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of Non-GAAP Adjusted Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET DEBT
	June 30,	December 31,	June 30,
(in thousands)	2018	2017	2017

Current Liabilities:
Capital lease liability	$238	$505	$593
Current portion of Long-term debt	3,037	3,039	2,660
Total Current Liabilities	3,275	3,544	3,253

Long-Term Liabilities:
Capital lease liability	-	33	238
Long-term debt	21,961	25,352	28,719
Total Long-term Liabilities	21,961	25,385	28,957
Total Current and Long-Term Liabilities - GAAP Debt	25,236	28,929	32,210
Adjustments:
Less: Cash and cash equivalents	(2,361)	(3,469)	(76)

Non-GAAP Total - Net Debt	$22,875	$25,460	$32,134